Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker): iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Core 10+ Year USD Bond ETF (ISHILTB) iShares Core Total USD Bond Market ETF (ISHIUSB) iShares 10+ Year Credit Bond ETF (ISHLCRD)
Multimanager Core Bond Portfolio (AXA-VIP)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Multi Asset Income - Screened Fixed Income
Portfolio (BR-INC-PFI)
BlackRock Total Return V.I. Fund (Ins - Var Ser) (BVA-BF) Consulting Group Capital Markets Funds (CG-CGCM)
Brighthouse Funds Trust II - BlackRock Bond Income Portfolio
(MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND) Advanced Series Trust - AST BlackRock/Loomis Sayles Bond Portfolio (SMF_PRUTR)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
02-26-2018

Security Type:
BND/CORP

Issuer
CenterPoint Energy Houston Electric, LLC
(2048)

Selling
Underwriter
Mizuho Securities USA LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Mizuho Securities USA LLC, RBC Capital
Markets, LLC, Wells Fargo Securities, LLC,
Regions Securities LLC, TD Securities
(USA) LLC, U.S. Bancorp Investments, Inc.,
Comerica Securities, Inc., PNC Capital
Markets LLC, Blaylock Van, LLC, Loop
Capital Markets LLC


Transaction Details

Date of Purchase
02-26-2018

Purchase
Price/Share
(per share / %
of par)
$99.564

Total
Commission,
Spread or
Profit
0.875%


1.	Aggregate Principal Amount Purchased
(a+b)
$20,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$8,825,000

b. Other BlackRock Clients
$11,175,000

2.	Aggregate Principal Amount of
Offering
$400,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.05




Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by: Dipankar Banerjee
Date: 02-27-2018
Global Syndicate Team Member




Approved by: Steven DeLaura
Date: 02-27-2018
Global Syndicate Team Member